Exhibit 99.1

STOCK PURCHASE AGREEMENT

This stock purchase agreement (“Agreement”) is made as of March 31, 2004, at Lake Forest, California, among CSA Private Limited, a Singapore business entity (the “Seller”), and HIS Holding, LLC, a Delaware Limited Liability Company (“Buyer”), regarding Seller’s ownership of shares of common stock of MAI Systems Corporation (“MAI”).

Seller has represented that it owns 2,433,333 shares of the outstanding stock of Corporation.  Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of its shares of the Corporation (the “Seller’s Shares”).  This sale is being consummated concurrently with the purchase by Buyer of all but $500,000 of MAI’s indebtedness, including any and all accrued interest, to Seller, pursuant to the Note Purchase Agreement attached as Exhibit A to this Agreement (the “Note Purchase Agreement”).

In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES AND PURCHASE PRICE

1.1           Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1), the Seller shall sell, transfer, convey, assign and deliver (“Transfer”) to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller all of the Seller’s right, title and interest in and to the Seller’s Shares, free and clear of all Liens (as defined in Section 3.5(b).

1.2           Purchase Price.  The aggregate purchase price to be paid for the Seller’s Shares shall be Two Hundred Forty Three Thousand Dollars ($243,000) (the “Purchase Price”) by Purchaser’s payment of the Purchase Price in cash on the Closing Date.

ARTICLE 2
CLOSING

2.1           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will be on April 9, 2004, or such earlier date as the parties hereto may mutually agree upon.

2.2           Instruments of Conveyance and Transfer.

(a)           At the Closing, the Purchaser shall deliver to the Seller the consideration required under Section 1.2 herein.

(b)           At the Closing, the Seller shall deliver to the Purchaser certificates representing the Seller’s Shares (the “Seller’s Stock Certificate”) accompanied by stock powers of transfer, duly executed, conveying full ownership therein to Purchaser (the “Seller’s Stock Powers”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and correct at the date hereof:

3.1           Existence.  The Seller is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to conduct its business as it is now being conducted and to own or lease all of its properties and assets.

3.2           Power and Authority.  The Seller has full power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Seller’s Shares and carry out the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all actions on the part of the Seller required by applicable law, its formation documents, or otherwise.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4           Seller’s Shares. There are no outstanding options, warrants, rights (including conversion, registration or preemptive rights), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from Seller of Seller’s Shares.  Seller has not granted any options, warrants, rights (including conversion, registration or preemptive rights), proxy or shareholder agreements, or agreements of any kind concerning the Seller’s Shares.

3.5           Title to Seller’s Shares.

(a)           Seller has good and marketable title to Seller’s Shares.  Seller’s Shares are not subject to any Lien.

(b)           When used in this Agreement, “Lien” or “Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

3.6           Litigation. There is no Action pending, or, to Seller’s knowledge, after due inquiry and reasonable investigation, threatened, against the Seller regarding its ownership of Seller’s Shares, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.  The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has affected, or which can reasonably be expected to affect, the Seller’ Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

4.1           Existence.  The Purchaser is a duly organized and validly existing Delaware Limited Liability Company, and has full power and authority to conduct its business as it is now being conducted and to own or lease all of its properties and assets.

4.2           Power and Authority.  The Purchaser has full power and authority to enter into this Agreement, perform its obligations hereunder, acquire and own the Seller’s Shares and carry out the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all actions on the part of the Purchaser required by applicable law, its formation documents, or otherwise.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3           Litigation. There is no Action pending, or, to the Purchaser’s knowledge, after due inquiry and reasonable investigation, threatened, against the Purchaser before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE 5
MISCELLANEOUS PROVISIONS

5.1           Fees and Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its Advisors, attorneys, agents, finders or brokers.  The Purchaser shall indemnify the Seller against any claims of third parties for any brokerage, finder’s, agent’s or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its Advisors or representatives prior to the Closing.  The Seller shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Seller or its Advisors or representatives.

5.2           Governing Law; Consent to Jurisdiction and Venue.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof.  Any dispute concerning this Agreement and the transactions contemplated hereby shall be heard and decided in the Federal and state courts of Orange County, California.

5.3           No Third Party Beneficiaries.  Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Seller or any beneficiary of such employee.

5.4           Affiliate.  When used in this Agreement, “Affiliate” or “Affiliates” shall mean, with respect to any individual, partnership, corporation, association, business trust, joint venture, governmental entity or other entity of any nature (“Person”), any Person that controls, is controlled by, or is under common control with, such Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“SELLER”:	CSA Private Limited, a business entity organized under the laws of the Singapore

	By:	/s/ Paul Tucker
Paul Tucker

“PURCHASER”:	HIS HOLDING, LLC, a Delaware limited liability company

	By:	/s/ James W. Dolan
James W. Dolan